Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT, dated July 29, 2008 (this “Amendment”), to the Rights Agreement, dated as of April 20, 2001 (the “Rights Agreement”), between Concur Technologies, Inc., a Delaware corporation (the “Company”), and Wells Fargo N.A., as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, Section 1(a) of the Rights Agreement provides that any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding shall be an “Acquiring Person,” subject to certain exceptions, for purposes of the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that (i) prior to the time any Person becomes an Acquiring Person, the Company and the Rights Agent may amend the Rights Agreement as the Company deems necessary or desirable, including to modify or amend the definition of Acquiring Person set forth in Section 1(a) of the Rights Agreement, and (ii) such an amendment will be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1. The Company certifies to the Rights Agent that this Amendment will not adversely affect the rights, duties, liabilities or immunities to the Company of the Rights Agent and that the Rights Agent is entitled to rely upon such certification to determine that this Amendment will not adversely affect the rights, duties, liabilities or immunities to the Company of the Rights Agent.

2. Section 1(a) of the Rights Agreement is hereby amended by adding the following paragraph as Section 1(a)(C):

(C)(i) American Express Company (“AmEx”) and any Person controlled by AmEx within the meaning of Rule 12b-2 of the General Rules and Regulations under the Exchange Act (collectively, “AmEx Affiliates”) shall not be deemed an “Acquiring Person” until such time as AmEx, with its AmEx Affiliates, shall be the Beneficial Owner of more than 15.2% (the “Higher Designated Percentage”) of the Common Shares of the Company then outstanding; and (ii) for the avoidance of doubt, American Express Travel Related Services Company, Inc., a wholly owned subsidiary of AmEx (the “Investor”), shall be able to hold the Shares, the Warrants and the Warrant Shares (as such terms are defined in the Securities Purchase Agreement, dated as of July 29, 2008 by and among the Company and the Investor) without regard to such Higher Designated Percentage; provided however, that neither clauses (i) nor (ii) above shall apply in the event that AmEx, or any of its Affiliates or Associates, makes any public announcement of the intention to commence a tender or exchange offer that is not approved by the Board of Directors of the Company.

3. This Amendment shall be effective immediately.

4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any term of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment shall be construed in order to give the maximum effect to the remaining terms and intent hereof. The Company’s Subsidiaries, Affiliates and Associates are intended third party beneficiaries of the terms hereof. This Amendment may be executed in one or more counterparts, all of which shall together constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

CONCUR TECHNOLOGIES, INC.

By:	/s/ S. Steven Singh
Name:	S. Steven Singh
Title:	Chief Executive Officer

WELLS FARGO N.A., AS RIGHTS AGENT

By:	/s/ Patti Boyd
Name:	Patti Boyd
Title:	Officer

[SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT]